Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Increases Distribution and
Issues 2009 Guidance
HOUSTON, January 21, 2009 — Natural Resource Partners L.P. (NYSE:NRP) announced today that the Board of Directors of its general partner has declared a fourth quarter 2008 distribution of $0.535 per unit for NRP, an increase of $0.01 in its quarterly distribution. The distribution will be paid on February 13, 2009 to unitholders of record on February 5, 2009. This is the 22nd consecutive increase in the distribution and represents a 10.3% increase in the distribution over the fourth quarter 2008. Over the last five years NRP has increased its distribution at a compounded annual growth rate of 14%.
2009 Guidance
In preparing NRP’s guidance for 2009, the partnership has taken into account the following assumptions:
•	mine closures and reductions in production previously announced by its lessees due to the current economic environment

•	increases and decreases in production due to lessees moving on and off of NRP properties in the normal course of the mine plans

•	approximately 90% of the steam coal is committed and priced at prices significantly above 2008 levels

•	approximately 24% of 2009 production is from met coal of which approximately 60% is priced

•	assumes the previously announced acquisition of Gatling Ohio in 2nd Quarter 2009 and the resultant issuance of 4,560,000 units
NRP expects to generate, during 2009, between $207 million and $244 million of distributable cash flow, up 12% from the midpoint of the most recent 2008 NRP guidance. As in the past, distributable cash flow is shown net of the reserve for principal payments on NRP’s long term debt. In 2009 NRP is reserving $24.7 million for principal repayment versus $17.2 million reserved in 2008.

NRP Increases Distribution and Issues 2009 Guidance	Page 2 of 4
Total revenues are forecasted to increase by approximately 11% over the current 2008 guidance to a range of $294 million to $338 million. Net income is forecast to be in a range of $170 million to $202 million with net income per unit of $1.67 to $2.12.
Detailed guidance is included in the table attached.
“These are uncertain times in the coal markets and the economy. In light of this uncertainty we have diligently worked with our 68 lessees in arriving at what we believe are realistic ranges in the guidance for 2009,” said Nick Carter, President and Chief Operating Officer.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing mineral reserve properties. NRP owns coal reserves and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership owns and manages aggregate reserves being mined in West Virginia and Washington.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2009 guidance and current coal market conditions. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
09-01
-Guidance Table follows-

NRP Increases Distribution and Issues 2009 Guidance	Page 3 of 4
Natural Resource Partners L.P.
Guidance
(dollars and tons in millions except per unit amounts)

	Full Year 2009
	(Range)

Revenues
Coal royalty revenues	$240.0	—	$270.0
Aggregate revenues	6.5	—	8.5
Override royalties	10.0	—	13.0
Oil and gas royalties	4.0	—	5.5
Coal processing fees	8.5	—	11.0
Coal transportation fees	13.0	—	16.5
Property taxes	9.0	—	10.0
Other revenues (1)	3.0	—	3.5

Total Revenues	$294.0	—	$338.0

Expenses
Depreciation, depletion, and amortization	$62.0	—	$67.0
General and administrative	21.5	—	23.5
Property, franchise and other taxes	13.0	—	15.0
Coal transportation expenses	1.5	—	2.0
Coal royalty and override payments	1.0	—	1.5

Total operating expenses	$99.0	—	$109.0

Interest expense (net)	$25.0	—	$27.0

Net income	$170.0	—	$202.0

Net income per unit	$1.67	—	$2.12

Principal payments	$24.7	—	$24.7

Distributable cash flow (2)	$207.3	—	$244.3

(1)	Other revenues consist of minimums recognized as revenue, wheelage, rentals and timber.

(2)	Distributable cash flow represents net income plus depletion and amortization minus principal payments. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.

NRP Increases Distribution and Issues 2009 Guidance	Page 4 of 4
Guidance continued

	Full Year 2009
	(Range)

Regional Statistics
Coal royalty production (tons)
Northern Appalachia	4.0	—	6.0
Central Appalachia	32.5	—	37.5
Southern Appalachia	3.5	—	4.5

Appalachia	40.0	—	48.0
Illinois Basin	7.0	—	8.0
Northern Powder River Basin	4.0	—	5.0

Total	51.0	—	61.0

Coal royalty revenues
Northern Appalachia	$16.0	—	$18.5
Central Appalachia	166.0	—	188.0
Southern Appalachia	24.0	—	27.0

Appalachia	$206.0	—	$233.5
Illinois Basin	26.0	—	27.0
Northern Powder River Basin	8.0	—	9.5

Total	$240.0	—	$270.0

Average coal royalty revenue per ton
Northern Appalachia	$3.08	—	$4.00
Central Appalachia	5.01	—	5.11
Southern Appalachia	6.00	—	6.86

Appalachia	$4.86	—	$5.15
Illinois Basin	3.38	—	3.71
Northern Powder River Basin	1.90	—	2.00
Total	$4.43	—	$4.71

Aggregates
Royalty revenues	$5.5	—	$6.5
Aggregate bonus royalty	$1.0	—	$2.0
Production (tons)	4.5	—	5.0
Average royalty revenue per ton	$1.22	—	$1.30
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